ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement
No. 333-125593
March 17, 2006

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

         The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

         This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
                             ----------------------
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                          $2,512,732,000 (APPROXIMATE)
                     MORGAN STANLEY CAPITAL I TRUST 2006-HQ8
                                as Issuing Entity
                          MORGAN STANLEY CAPITAL I INC.
                                  as Depositor
                      MORGAN STANLEY MORTGAGE CAPITAL INC.
                        LASALLE BANK NATIONAL ASSOCIATION
                      as Sponsors and Mortgage Loan Sellers

         COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-HQ8
         This free writing prospectus relates to Morgan Stanley Capital I Inc.'s offering of selected classes of its Series 2006-HQ8 Commercial Mortgage
Pass-Through Certificates and revises the following information as it relates to the related free writing prospectus, dated March 7, 2006:

         o    As  stated  on page S-16 "the  Class  X-RC  Certificates will have a senior priority with respect to, and will receive interest payments solely from, the  Ritz-Carlton  Pari Passu Loan". The language in the first paragraph on page S-113 has been updated to conform to that provision as follows:

         Realized Losses of principal and interest on the mortgage loans and
Expense Losses for any Distribution Date, to the extent not previously allocated and net of amounts, if any, on deposit in the Reserve Account, will be allocated to the Class S, Class Q, Class P, Class O, Class N, Class M, Class L, Class K,
Class J, Class H, Class G, Class F, Class E, Class D, Class C, Class B, Class
A-J and Class A-M Certificates, in that order, and then to the Class A-1, Class
A-1A, Class A-2, Class A-3, Class A-AB and Class A-4 Certificates, pro rata, and, solely with respect to losses of interest (other than as a reduction of the
Notional Amount), to the Class X Certificates, pro rata with the
Class A Senior Certificates, in each case reducing principal and/or interest otherwise payable thereon. The Class X-RC Certificates will have a senior priority with respect to, and will receive interest payments solely from, the
Ritz-Carlton Pari Passu Loan.